                         SEAVIEW VIDEO TECHNOLOGY, INC.
                                     EXHIBIT
                        COMPUTATION OF PER SHARE EARNINGS

                                            Three months      Three months        Six Months        Six Months
                                            Ended June 30,     Ended June 30,       Ended              Ended
                                                2000              1999           June 30, 2000     June 30, 1999
                                            --------------    ---------------   ---------------   ----------------

Net income..................                $  (790,160)       $  (20,589)        $(1,027,961)     $  37,104

Shares:

Basic weighted average number of
    shares outstanding................       11,141,790         6,304,286          10,209,278      5,063,204
Additional shares adjusted-under nonvested
    stock for diluted earnings per share...           0         2,627,077                   0      2,606,709
                                            --------------    ---------------   ---------------   ----------------

Diluted weighted average number
    of shares outstanding.................   11,141,790         8,931,363          10,209,278      7,669,913

BASIC EARNINGS PER SHARE:
Net income................................  $     (.071)      $     (.003)        $     (.101)    $     .007

DILUTED EARNINGS PER SHARE:
Net income................................  $     (.071)      $     (.002)        $     (.101)    $     .005